As filed with the Securities and Exchange Commission on August 6, 2014

Registration No. 333-197360

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

C1 Financial, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	6022	46-4241720
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 5th Street South

St. Petersburg, Florida 33701

(877) 266-2265

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Trevor R. Burgess

Chief Executive Officer

C1 Financial, Inc.

100 5th Street South

St. Petersburg, Florida 33701

(877) 266-2265

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Manuel Garciadiaz Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Mark Kanaly Lesley H. Solomon Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309 (404) 881-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(2)
Common Stock, par value $1.00 per share	$ 61,000,000	$ 7,856.80

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2)	This amount was previously paid in connection with the filing of this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 of C1 Financial, Inc. is being filed for the purpose of filing Exhibit 5 hereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Amount to Be Paid
Registration fee	$7,856.80
FINRA filing fee	8,000.00
NYSE listing fee	25,000.00
Transfer agent’s fees	5,000.00
Printing and engraving expenses	50,000.00
Legal fees and expenses	850,000.00
Accounting fees and expenses	75,000.00
Miscellaneous	130,000.00

Total	$1,150,856.80

Each of the amounts set forth above, other than the registration fee and the FINRA filing fee, is an estimate.

Item 14. Indemnification of Directors and Officers

Section 607.0850 of the FBCA permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, Section 607.0850 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 607.0850 of the FBCA provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be ultimately found not to be entitled to indemnification under Section 607.0850. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

The FBCA allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Our amended and restated articles of incorporation provide that we may indemnify every person who now is or hereafter may be a director or officer of the Company, or a director or officer of any other corporation serving as such at the request of the Company because of the Company’s interest as a stockholder or creditor of such other corporation. These persons shall be indemnified by the Company against all costs and amounts or liability therefor and expenses, including counsel fees, reasonably incurred by or imposed upon him or her in connection with or resulting from any action, suit, proceeding, or claim of whatever nature to which he or she is or shall be made a party because of his or her being or having been a director or officer of the Company or for such other corporation (whether or not he or she is such director or such officer at the time he or she is made a party to such action, suit, proceeding, or claim or at the time such costs, expenses, amounts or liability therefor are incurred by or imposed upon him or her), provided that such indemnification will not be provided for any director, officer, employee or agent if a judgment or final adjudication establishes that his or her actions were material to the cause of action so adjudicated and constitute: (i) a violation of criminal law, (ii) a transaction in which the director, officer, employee or agent derived an improper personal benefit, (iii) in the case of a director, a circumstance under which the liability provisions of Florida Statute 607.0834 are applicable, and (iv) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a stockholder; provided that this indemnification herein provided shall, with respect to any settlement of any such suit, action, proceeding, or claim, include reimbursement of any amounts paid and expenses reasonably incurred in settling any such suit, action, proceeding or claim when, in the judgment of the board of directors of the Company, such settlement and reimbursement appeared to be for the best interests of the Company. The foregoing right of indemnification shall be in addition to and not exclusive of any and all other rights as to which any such director or officer may be entitled under any agreement, vote of stockholders, or otherwise.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of underwriting agreement filed as Exhibit 1 to this registration statement provides for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

The information presented in this Item does not give effect to the 7 for 1 reverse stock split that we intend to effectuate simultaneously upon the execution of an underwriting agreement in connection with this offering. The following sets forth information regarding all unregistered securities sold since the incorporation of the Registrant:

•	On December 19, 2013, each outstanding share of common stock of the Bank was converted into one share of common stock of the Company. As a result of this exchange, the Bank became a wholly owned subsidiary of the Company. This exchange was exempt from registration under the Securities Act in reliance on Section 3(a)(12) of the Securities Act. No underwriters were involved in this exchange.

•	On December 31, 2013, the Company sold 4,091,391 shares of common stock for an aggregate principal amount of $5,605,205.67.

•	On February 27, 2014, the Company sold 5,388,127 shares of common stock for an aggregate principal amount of $11,799,998.13.

•	On March 31, 2014, the Company sold 455,479 shares of common stock for an aggregate principal amount of $664,999.34.

•	On April 17, 2014, the Company sold 6,264 shares of common stock for an aggregate principal amount of $9,270.72.

•	On April 25, 2014, the Company sold 485,902 shares of common stock for an aggregate principal amount of $885,801.46.

•	On April 28, 2014, the Company sold 626,241 shares of common stock for an aggregate principal amount of $926,836.68.

•	On April 30, 2014, the Company sold 435,867 shares of common stock for an aggregate principal amount of $645,083.16.

•	On May 30, 2014, the Company sold 462,461 shares of common stock for an aggregate principal amount of $689,066.89.

The sales beginning on December 31, 2013 were made to certain accredited investors and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act. No underwriters were involved in these sales.

Item 16. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

1	Form of Underwriting Agreement†

3.1	Form of Amended and Restated Articles of Incorporation†

3.2	Form of Amended and Restated Bylaws†

5	Opinion of Shutts & Bowen LLP

10.1	C1 Financial, Inc. 2014 Omnibus Incentive Plan†

10.2	C1 Bank Cash Incentive Plan†

10.3	C1 Financial, Inc. 2014 Employee Stock Purchase Plan†

21	Subsidiaries of the Registrant†

23.1	Consent of Crowe Horwath LLP†

23.2	Consent of Shutts & Bowen LLP (included in Exhibit 5)

24.1	Power of Attorney (included on signature page) †

†	Indicates exhibits that were filed previously.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is included in the consolidated financial statements or related notes. See the Index to Consolidated Financial Statements included on page F-1 for a list of the financial statements included in this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on the 6th day of August, 2014.

C1 Financial, Inc.

By:	/s/ Trevor R. Burgess
	Name:	Trevor R. Burgess
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Trevor R. Burgess Trevor R. Burgess	Chief Executive Officer and Director (principal executive officer)	August 6, 2014

* Cristian A. Melej	Chief Financial Officer (principal financial and accounting officer)	August 6, 2014

* William H. Sedgeman, Jr.	Chairman and Director	August 6, 2014

* Brian D. Burghardt	Director	August 6, 2014

* Phillip L. Burghardt	Director	August 6, 2014

* Marcelo Faria de Lima	Director	August 6, 2014

* Robert P. Glaser	Director	August 6, 2014

* Neil D. Grossman	Director	August 6, 2014

* Duane L. Moore	Director	August 6, 2014

* Kathryn B. Pemble	Director	August 6, 2014

* Adelaide Alexander Sink	Director	August 6, 2014

* Ryan L. Snyder	Director	August 6, 2014

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 3 to Registration Statement on Form S-1 pursuant to the Powers of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on July 11, 2014.

By:	/s/ Trevor R. Burgess
Trevor R. Burgess
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

1	Form of Underwriting Agreement†

3.1	Form of Amended and Restated Articles of Incorporation†

3.2	Form of Amended and Restated Bylaws†

5	Opinion of Shutts & Bowen LLP

10.1	C1 Financial, Inc. 2014 Omnibus Incentive Plan†

10.2	C1 Bank Cash Incentive Plan†

10.3	C1 Financial, Inc. 2014 Employee Stock Purchase Plan†

21	Subsidiaries of the Registrant†

23.1	Consent of Crowe Horwath LLP†

23.2	Consent of Shutts & Bowen LLP (included in Exhibit 5)

24.1	Power of Attorney (included on signature page) †

†	Indicates exhibits that were filed previously.